NEWS RELEASE
Investor Contact:        Alex Lewis
       877-784-7167

Media Contact:                            Debbie Atkins
       864-597-8361

DENNY’S CORPORATION ANNOUNCES NEW ORGANIZATIONAL STRUCTURE

SPARTANBURG, S.C., June 12, 2008 – Denny’s Corporation (NASDAQ: DENN) today announced that the Company has redesigned its organizational structure to support its ongoing transition to a franchise-focused business model.

The Company has completed an extensive review of its organizational structure in comparison with many prominent franchise systems.  In April, the Company realigned its senior leadership with three executive officers reporting to the Chief Executive Officer.  The Company has restructured the organization under this leadership to effectively execute its new strategic direction with primary emphasis on sales, brand and franchise.

Additionally, the Company has created four Regional Vice Presidents of Operations (RVP) positions that will have accountability for the performance of both company and franchise restaurants within a geographic region.  The RVP’s and their support teams will manage an integrated effort to drive guest counts, sales and profitability while ensuring operational excellence.  The Company is also strengthening its marketing focus with resources dedicated to sales, consumer insights, innovation and an enhanced local marketing effort through a strategic collaboration with Denny’s operational leadership.

Nelson Marchioli, President and Chief Executive Officer, stated, “Through the success of Denny’s Franchise Growth Initiative (FGI), the mix of franchised restaurants in the Denny’s system is now up to 76 percent.  In our quest to become a franchisor-of-choice in the restaurant industry, we must continue to evolve our corporate structure and mission to focus on driving sales, expanding the brand and providing valuable support to our franchisees.  We have determined that to be competitive in today’s challenging operating environment it is necessary to reallocate resources and streamline our structure.  We see many opportunities ahead for the Denny’s brand and look forward to working with our franchisees to capitalize on our growth prospects.”

The new organizational structure increases brand and franchisee support, but also allows for consolidation of certain departments and job functions resulting in the near-term elimination of approximately 50 positions.  As a result of these staff reductions, the Company expects to incur a restructuring charge attributable to severance and other expense of approximately $5 million in the second quarter of 2008, which will be paid out over the next 12 months.  Additionally, the Company expects to realize annualized savings of approximately $6 to $8 million in core general and administrative expense (which excludes share-based compensation and annual incentive compensation).  This expense reduction will phase in during the second half of 2008.

About the Company

Denny’s is America’s largest full-service family restaurant chain, consisting of 373 company-owned units and 1,177 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).